                                                              EXHIBIT NO.10.(ii)

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is executed on the 19th day of November, 2003, but effective as of the 1st day of January, 2003 ("Effective Date"), by and between GREENE COUNTY BANCSHARES, INC. AND GREENE COUNTY BANK (referred to herein collectively as the "Company") and KENNETH R. VAUGHT (the "Employee").

                                  INTRODUCTION

         The Board of Directors of Company (the "Board") has determined that it is in the best interests of Company to retain Employee's services and to reinforce and encourage the continued attention and dedication of Employee to his assigned duties, without distraction in potentially disturbing circumstances arising from the possibility of a change in control of Company or the assertion of claims and actions against employees.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Company and Employee hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions contained in this Agreement, Employee agrees to provide full-time services for Company during the term of this Agreement. Employee agrees to devote his best efforts to the business of Company, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of Company. Notwithstanding the above, Employee may engage in other business interests or investments which do not materially prevent Employee from performing his contemplated services hereunder on behalf of Company.

2. Duties. Employee shall hold the titles of PRESIDENT & CHIEF OPERATING OFFICER ("COO") of Company and its subsidiary, GREENE COUNTY BANK, and shall report directly to the Chief Executive Officer of Company. Employee shall render such administrative and management services for Company as are currently rendered and as are currently performed by persons situated in a similar executive capacity. Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of Company. Employee's duties may, from time to time, be changed or modified at the discretion of the Board, upon notice to Employee. Provided, however, such change or modification shall not constitute a demotion or result in the loss or diminution of Employee's position, title, or compensation under this Agreement without his prior written consent.

3. Employment Term. Subject to the terms and conditions hereof, Company agrees to employ, and Employee hereby accepts Employment, for the 3 years commencing January 1, 2003 (the "Effective Date"). Additionally, unless either party notifies the other of a termination at least ninety (90) days prior to the end of the then current term, the term of this Agreement and Employee's employment shall automatically renew on the same terms and conditions upon the expiration date of the initial term and each renewal term on a calendar year to year basis.

4.       Compensation and Benefits.

         (a) Base Salary. As of the Effective Date of this Agreement, Company agrees to pay Employee during the term of this Agreement an initial base salary at the rate of $160,000 (ONE HUNDRED SIXTY THOUSAND DOLLARS) per annum (the "Base Salary"), payable in accordance with Company's normal payroll practices with such payroll deductions and withholdings as are required by law. Employee's Base Salary will also be reviewed at least annually by the Board, and may, in the Board's sole discretion, be increased (but not reduced) thereafter on the anniversary of the Effective Date.

         (b) Annual Incentive Payment. In addition to other compensation to be paid under this SECTION 4, each year during the term of this Agreement Employee shall be eligible to receive an annual incentive payment (the "Annual Incentive Payment"). The amount of the Annual Incentive Payment actually awarded and paid to Employee each year will be determined by the Board in its sole discretion based on performance criteria to be adopted. Any payments made under this section shall be paid as soon as is practicable following the close of Company's financial statements for the preceding year.

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                                                              EXHIBIT NO.10.(ii)

         (c) Stock Options. In addition to other compensation to be paid under this SECTION 4, Employee shall have the right to participate in any existing stock options plans for which he is eligible and any future stock option plans adopted in accordance with law by Company for which he is eligible under the terms of plan.

         (d) Board Fees. In addition to other compensation to be paid under this SECTION 4, Company shall pay to Employee fees for services provided as a member of the Board at the same level as outside board members.

         (e) Life Insurance. Company shall provide life insurance coverage on the life of Employee in an amount not less than $500,000.00. Employee understands a portion of this may be taxable.

         (f) Vacation. Employee shall be entitled to 20 days of paid vacation, plus all scheduled bank holidays, during each full year of his employment hereunder in accordance with the general terms of the vacation policy adopted by Company. In addition, upon any termination of Employee's employment under SECTION 5, except for termination for cause (as defined herein), Employee will be paid any accrued vacation that has not been taken through the date of the termination of his employment.

         (g) Reimbursement of Expenses. Company shall reimburse Employee in accordance with Company's expense reimbursement policies for all reasonable, ordinary and necessary business expenses incurred by Employee in the course of his duties conducted on behalf of Company. In addition, Company shall pay Employee's annual dues at a local country club, and expenses related to Employee's use of such country club for matters related to the business of Company. Company shall also reimburse Employee's reasonable expenses for professional development courses.

         (h) Employee Benefits. Employee shall be entitled to participate in any employee benefit plans now existing or established hereafter generally available to employees of Company or senior or executive officers of Company, and to all normal perquisites provided to senior or executive officers of Company, provided Employee is otherwise qualified to participate in such plans or programs. As part of its normal course of business, Company may amend and/or terminate employee benefits, except for any benefit that is vested in Employee.

         (i) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to Employee shall be deemed to be in lieu of base salary, bonus, or other compensation, provided that the reporting of any benefits shall be consistent with IRS regulations.

5. At-will Employment and Termination. Employment with Company will be at-will and may be terminated at any time by either party with or without cause, for any reason, including the reasons set forth in this SECTION 5, or for no reason at all, but any such termination shall be subject to the terms and conditions of this Agreement.

         (a) Cause. Notwithstanding any provision of this Agreement to the contrary, Company shall not pay any benefit under this Agreement if Company determines that Employee committed one of the following acts while in the employment of Company prior to the Normal Retirement date:

                  (i)      Gross negligence or gross neglect of duties;

                  (ii) Commission of a felony or of a misdemeanor involving moral turpitude; or

                  (iii) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with Employee's employment and resulting in an adverse effect on Company.

         (b) Death. This Agreement shall be terminated automatically upon the death of Employee. Within ten (10) business days of termination, Company shall pay to Employee's beneficiary a sum equal to one month of Base Salary at the then-effective rate paid to Employee, plus an amount of Annual Incentive as determined under SECTION 4(b).

                  (i) Employee shall designate a beneficiary by filing a written designation with Company. Employee may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by Employee and received by Company

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                                                              EXHIBIT NO.10.(ii)

                  during Employee's lifetime. Employee's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases Employee, or if Employee names a spouse as beneficiary and the marriage is subsequently dissolved. If Employee dies without a valid beneficiary designation, all payments shall be made to Employee's estate.

                  (ii) If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge Company from all liability with respect to such benefit.

         (c) Disability. Company may terminate Employee's employment for Disability as defined under Company's long-term disability policy. If Company does not have a long-term disability policy, disability shall be defined as Employee's inability through physical or mental illness or other cause to perform the essential functions of Employee's position, with or without reasonable accommodation, in the opinion of Company, for the continuous period of six (6) months. Within ten (10) business days of termination, Company shall pay to Employee a sum equal to one month of Base Salary at the then-effective rate paid to Employee, plus an amount of Annual Incentive as determined under
         SECTION 4(b).

         (d) Voluntary Resignation or Termination for Cause. If Employee shall voluntarily terminate his employment for any reason, or if Company shall discharge Employee for Cause, as defined in Section 5(a), this Agreement shall terminate immediately and Company shall have no further obligation to make any payment under this Agreement except for the prorata portion of Base Salary that has been earned through the termination date of Employee's employment, but that has not yet been paid; provided, however, that with respect to any stock options, restricted stock, incentive plans, deferred compensation arrangements, or other plans or programs in which Employee is participating at the time of termination of his employment, Employee's rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Employee which may then be in effect. Termination for Cause shall only occur after the Board, in its sole and absolute discretion, has made a full and thorough determination of "Cause," which shall be noticed to Employee in writing within three (3) business days of such determination.

         (e) Involuntary Termination Without Cause. If during the term of this Agreement, Employee's employment is terminated by Company without Cause other than through a voluntary resignation by Employee, the following shall apply:

                  (i) Base Salary. Within ten (10) business days of termination, Company shall pay Employee the accrued Based Salary through the date of termination and an additional lump sum amount equal to twelve (12) months of Employee's Base Salary under this agreement in effect at the time of termination.

                  (ii) Annual Incentive. In addition to Base Salary as described above in Section 5(e)(i), Company shall also pay to Employee in a lump sum an amount not less than the average of the Annual Incentive Payments Employee received under this Agreement for the two years prior to termination.

                  If such termination occurs within eighteen (18) months following, or six (6) months prior to, a Change in Control, then the benefit under SECTION 6 shall apply.

6. Termination After Change in Control Benefit. If within eighteen (18) months after, or six (6) months prior to, a Change in Control of Company as defined in SECTION 6(a), Company terminates Employee's employment for reasons other than those under SECTION 5(a) herein, or Employee voluntarily resigns following a demotion in position, a reduction in title, and/or a significant reduction in the duties which he is to perform for Company, then Company shall pay to Employee a benefit as defined in SECTION 6(b).

         (a) Change in Control. The term Change in Control shall have the following meaning:

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                                                              EXHIBIT NO.10.(ii)

                  (i) Any person or entity or group of affiliated persons or entities (other than Company) becomes a beneficial owner, directly or indirectly, of 20% or more of Company's voting securities or all or substantially all of the assets of Company;

                  (ii) Company enters into a definitive agreement which contemplates the merger, consolidation or combination of Company with an unaffiliated entity in which either or both of the following is to occur: (i) the Board of Directors of Company, as applicable, immediately prior to such merger, consolidation or combination will constitute less than a majority of the board of directors of the surviving, new or combined entity; or (ii) less than 75% of the outstanding voting securities of the surviving, new or combined entity will be beneficially owned by the stock holders of Company immediately prior to such merger, consolidation or combination; provided, however, that if any definitive agreement to merge, consolidate or combine is terminated without consummation of the transaction, then no Change in Control shall be deemed to have occurred pursuant to this paragraph;

                  (iii) Company enters into a definitive agreement which contemplates the transfer of all or substantially all of Company's assets, other than to a wholly-owned Subsidiary of Company; provided, however, that if any definitive agreement to transfer assets is terminated without consummation of the transfer, then no Change in Control shall be deemed to have occurred pursuant to this paragraph; or

                  (iv) A majority of the members of the Board of Directors of Company shall be persons who: (i) were not members of such Board on the date this plan is approved by the stock holders of Company ("current members"); and (ii) were not nominated by a vote of such Board which included the affirmative vote of a majority of the current members on such Board at the time of their nomination ("future designees") and (iii) were not nominated by a vote of such Board which included the affirmative vote of a majority of the current members and future designees, taken as a group, on such Board at the time of their nomination.

         (b) Amount. Upon a termination of Employee's employment under the circumstances described in this SECTION 6, and subject to the provisions of SECTIONS 9 AND 10, Employee will receive a Change in Control Benefit equal to three (3) times Employee's Current Annual Compensation, which is defined as follows as of the date of the Change in Control:

                  Employee's current annualized Base Salary amount being paid by Company as of the time of Employee's termination plus the total amount of the Annual Incentive paid to Employee in the twelve month period immediately preceding his termination. This definition covers amounts includible in compensation, i.e., the Base Salary and cash Annual Incentive prior to any cash or deferred arrangements.

         Company shall also pay to Employee any amounts due under SECTION 4(c) according with the terms, conditions and limitations of the plans and any separate agreements under SECTION 4(c) without regard to "vesting" thereunder.

         (c) Consideration of Benefit. As consideration for the benefit paid in this SECTION 6, at the request of the successors as described in SECTION 15(a), Employee will work with the new organization for a period of at least six (6) months at his Base Salary, which payments shall be in addition to all sums due Employee pursuant to Section 6(b) of this Agreement. If Employee is requested to work with the new organization for a period of six (6) months and fails to do so, then no benefits will be provided to Employee.

         (d) Limitation of Benefit. Notwithstanding anything to the contrary in this Agreement, if any benefit payable under this Agreement would create an excise tax under the excess parachute rules of Section 4999 of the Code, Company shall pay to Employee the amount of such excise tax and all federal and state income or other taxes with respect to any such additional amount (the "Gross-up"). If, as a result of any Gross-up payments made to Employee, Employee incurs additional tax liability, Company shall provide an additional Gross-up payment to Employee to offset any such tax liability ("Double Gross-up").

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                                                              EXHIBIT NO.10.(ii)

         (e) Payment of Benefit. Company shall pay the Change in Control Benefit provided herein in a lump sum to Employee within 30 days following a termination of Employee's employment under the circumstances described in the first sentence of this Section 6.

7. Confidential Information. Employee recognizes and acknowledges that he will have access to certain information of Company and that such information is confidential and constitutes valuable, special and unique property of Company. Employee shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except as directed by law or in pursuance of Employee's duties for or on behalf of Company, its successors, assigns or nominees, any Confidential Information of Company (regardless of whether developed by Employee), without the prior written consent of Company.

The term "Confidential Information" with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans; customers; customer specific information; customer specific loan pricing, loan needs, and maturity dates; costs, prices, rates, uses, and applications of products and services; customer specific deposit information; results of investigations; studies owned or used by such person; and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. Employee shall maintain in confidence any Confidential Information of third parties received as a result of Employee's employment with Company in accordance with Company's obligations to such third parties and the policies established by Company.

8. Delivery of Documents upon Termination. Employee shall deliver to Company or its designee at the termination of Employee's employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by Employee, solely or jointly with others, that are in Employee's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of Company.

9. No Solicitation. Throughout the term of this Agreement and for a period of twelve (12) months immediately following the later to occur of (1) the termination of Employee's employment with Company following a Change in Control as set forth in SECTION 6(a), or (2) termination of Employee's service to the successor organization following a Change in Control as required by SECTION 6(c) of this Agreement, Employee shall not directly or indirectly for the benefit of any bank or financial institution or any company or other entity affiliated, directly or indirectly, with another bank or financial institution other than Company, solicit the employment or services of, hire, or assist in the hiring of any person eligible for Company's compensation or benefit plans for senior officers or executives.

10. No Tampering. Throughout the term of this Agreement and for a period of twelve (12) months immediately following the later to occur of (1) the termination of Employee's employment with Company following a Change in Control as set forth in SECTION 6(A), or (2) termination of Employee's service to the successor organization following a Change in Control as required by SECTION 6(c) of this Agreement, Employee shall not directly or indirectly (a) request, induce or attempt to influence any existing or prospective customers, vendors or licensors of Company to curtail or cancel any business they may transact with Company; or (b) request, induce or attempt to influence any senior or executive employee of Company to terminate that employee's employment with Company. For purposes of this Section 10, "prospective customers" shall mean individuals or entities whom Company or its affiliates have contacted within the twelve (12) months immediately preceding the termination of Employee's employment under this Agreement.

11. Publicity and Advertising. Employee agrees that Company may use Employee's name, picture, or likeness for any advertising, publicity, or other business purpose at any time, during the term of the Agreement by Company and may continue to use materials generated during the term of Employee's employment pursuant to this Agreement for a period of six months thereafter. Employee shall receive no additional consideration if Employee's name, picture or likeness is so used. Employee further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of Employee's name, picture or likeness by Company shall be and are the sole property of Company.

12. Remedies. Employee acknowledges that a remedy at law for any breach or attempted breach of Employee's obligations under SECTIONS 7 THROUGH 10 may be inadequate, agrees that Company may be entitled to

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                                                              EXHIBIT NO.10.(ii)

specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Employee agrees and stipulates that if Company can prove a violation of any one covenant, that it shall be entitled to injunctive relief on all such covenants and that proof of one such violation is satisfactory to show that Company will suffer immediate and irreparable harm if injunctive relief is not granted. Company shall have the right to offset against amounts to be paid to Employee pursuant to the terms hereof any amounts from time to time owing by Employee to Company. The termination of Employee's employment pursuant to this Agreement shall not be deemed to be a waiver by Company of any breach by Employee of this Agreement or any other obligation owed Company, and notwithstanding such a termination Employee shall be liable for all damages attributable to such a breach.

13. Dispute Resolution. Subject to Company's right to seek injunctive relief in court as provided in SECTION 12 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, including a claim for indemnification under SECTION 14, shall be resolved either as provided by applicable law, or, at the option of either party, by impartial binding arbitration. In the event that either Company or Employee demands arbitration, Employee and Company agree that such arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions.

         (a) Arbitration. Arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator. If any party fails or refuses to appoint an arbitrator, the arbitration shall proceed with one (1) arbitrator.

         (b) Demand for Arbitration. In the event that Employee or Company initially elects to file suit in any court, the other party will have 60 days from the date that it is formally served with a summons and a copy of the suit to notify the party filing the suit of the non-filing party's demand for arbitration. In that case, the suit must be dismissed by consent of the parties or by the court on motion, and arbitration commenced with the arbitrators. In situations where suit has not been filed, either Employee or Company may initiate arbitration by serving a written demand for arbitration upon the other party. Such a demand must be served within twelve months of the events giving rise to the dispute. Any claim that is not timely made will be deemed waived.

         (c) Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

                  (i) The arbitration proceedings shall be held in the Knox County, Tennessee, area, and at a site chosen by mutual agreement of the parties. If the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;

                  (ii) The arbitrators shall be and remain at all times wholly independent and impartial;

                  (iii) The arbitration proceedings shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association, as amended from time to time;

                  (iv) Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                  (v) The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrators;

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                                                              EXHIBIT NO.10.(ii)

                  (vi) The arbitrators may grant any remedy or relief that would have been available to the parties had the matter been heard in court;

                  (vii) The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law, be charged against the party resisting such enforcement;

                  (viii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

                  (ix) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         (d) Acknowledgment of Parties. Company and Employee understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers' compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement. Company and Employee understand and agree that this SECTION 13, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by Employee, which shall not be subject to arbitration.

         (e) Consultation. Employee has been advised of Employee's right to consult with an attorney prior to entering into this Agreement.

14. Indemnification. Employee shall be indemnified and held harmless from any and all claims, damages and losses of whatsoever nature, including without limitation court costs and reasonable attorneys fees through appeal, resulting from any and all legal actions when he is either a party, witness or a participant in any legal action brought against Company, its subsidiary companies, Employee, another employee or director of Company, or any other third party when such action relates to or arises from Employee's employment with Company or this Agreement. Employee will also be protected through any indemnity, insurance or other similar programs that cover the outside Board members or other employees of Company.

15.      Miscellaneous Provisions.

         (a) Successors of Company. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from Company in the same amount and on the same terms as Employee would be entitled hereunder if Company terminated Employee's employment without Cause as defined in this Agreement. As used in this Agreement, "Company" as hereinbefore defined shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this SECTION 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) Employee's Heirs, etc. Employee may not assign Employee's rights or delegate Employee's duties or obligations hereunder without the written consent of Company. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to Employee hereunder as if he had continued to live, all such amounts, unless otherwise

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                                                              EXHIBIT NO.10.(ii)

         provided herein, shall be paid in accordance with the terms of this Agreement to Employee's designee or, if there be no such designee, to Employee's estate.

         (c) Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, to Company at Company's principal office in Greeneville, Tennessee listed below or to Employee at the address listed below with a copy to his attorney. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; and (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier. Any party may change the address to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address to which notices shall be sent:

                  If to Company, to:      Greene County Bancshares
                                          100 N. Main Street
                                          Greeneville, TN 37743

                  If to Employee, to:     Kenneth R. Vaught
                                          3619 Helmsley Court
                                          Maryville, TN 37803

                  With a copy to:         C. Coulter Gilbert, Esq.
                                          Kennerly, Montgomery & Finley, P.C.
                                          4th Floor, Bank of America Building
                                          550 Main Street
                                          Knoxville, TN 37902

         (d) Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and an authorized officer of Company (other than Employee). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

         (e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

         (f) Survival of Employee's Obligations. The parties' obligations under this Agreement shall survive regardless of whether Employee's employment by Company is terminated, voluntarily or involuntarily, by Company or Employee, with or without Cause.

         (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         (h) Governing Law. This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Tennessee. The parties agree that venue in any litigation shall be in Knox County, TN, the parties having agreed and stipulated that Knox County, TN is a neutral and fair venue to both sides. The parties also hereby agree to waive any objection to or defense against Knox County, TN as the place of venue.

                                                              EXHIBIT NO.10.(ii)

         (i) Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

         (j) Entire Agreement. This Agreement, and any attachments, represents the entire agreement between Company and Employee concerning the subject matter of Employee's employment and supersedes any prior agreements. The parties contemplate that at some time in the future, they will enter into a stock option plan for key executives of Company and other incentive programs which will supplement the terms of this Agreement.

IN WITNESS WHEREOF, Employee and a duly authorized Company officer have signed this Agreement.

                                                              EXHIBIT NO.10.(ii)

THE EMPLOYEE:                               THE COMPANY:

                                            GREENE COUNTY BANCSHARES, INC.

/s/ Kenneth R. Vaught                       By: /s/ Stan Puckett
-------------------------                       --------------------------------
Kenneth R. Vaught                                   Stan Puckett
President & COO                             Title: Chairman & CEO

                                            Greene County Bank

                                            By: /s/ Stan Puckett
                                                --------------------------------
                                                    Stan Puckett

                                            Title: Chairman & CEO